Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR RENEWS ABC AFFILIATION AGREEMENTS

BALTIMORE (March 26, 2010) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” announced that it has entered into an agreement with the ABC Network for the renewal of its nine affiliation agreements covering approximately five percent of the country.  The new agreements will expire August 31, 2015.

Commenting on the transaction, David Smith, President and CEO of Sinclair, stated, “As one of ABC’s largest affiliate groups, we are pleased to renew our partnership with the Network.  We believe the length of this new term continues to demonstrate the robust viability of the network/affiliate model.  The agreement will benefit our local market viewers by continuing to provide popular programming such as ‘Grey’s Anatomy,’ ‘Dancing with the Stars,’ ‘Desperate Housewives,’ ‘Modern Family’ and ‘Good Morning America’ and will help us to more quickly realize the value our programming, including ABC programming, brings to multi-channel video program distributors.”

Barry Faber, Sinclair’s Executive Vice President and General Counsel, noted that, “Although the agreement includes a license fee, based in part on retransmission consent revenue, we believe that the pass through to the networks of a reasonable portion of the fees that broadcasters receive is a necessary and appropriate way to make sure that the networks continue to be able to provide the most popular programming on television.  Over time, we expect that the fees paid by multi-channel video program distributors to acquire content will be reallocated so that the payments they make more closely correlate with the popularity of programming.  As a result, the fees paid to broadcasters are likely to increase to more appropriate levels, which will allow affiliates to share these fees with the networks in a measured manner, while the local stations continue to benefit from this dual revenue stream.”

Sinclair does not expect the terms of the new agreement or the license fee to negatively impact the 2010 television station expense guidance provided in Sinclair’s February 17th earnings release, which had already included an estimate for such amount.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, the impact of changes in national and regional economies, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.

The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

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